EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of IX Energy Holdings, Inc. of our report dated September 2, 2008, except for Note 8 as to which the date is December 19, 2008, on the financial statements of IX Energy Holdings, Inc. for the year ended December 31, 2007 and for the period from March 3, 2006 (inception) to December 31, 2006, included in Form 8-K of IX Energy Holdings, Inc. (formally known as Yoo, Inc.) filed on January 6, 2009.

Berman & Company, P.A.
Certified Public Accountants

/s/ Berman & Company, P.A.

Boca Raton, Florida
March 23, 2009